Bion  Technologies,  Inc.
 -------------------------



     Exhibit  10.1
     BION  NMS'  INSTALLATION  AGREEMENT

     This agreement (the "AGREEMENT")is made and entered into by and between Bion Technologies, Inc. (hereinafter called "BION") a corporation organized under the laws of Colorado and having a place of business at 555 17th Street, Suite 3310, Denver, CO 80202 and Crystal Springs Farms, LLC (hereinafter called "CSF") having a place of business at 415 Main Street, Wray, CO 80758 (BION and CSF are collectively the "PARTIES").

     WITNESSETH

     WHEREAS, BION is a technology based company which has developed and possesses pending and granted patent assets and certain confidential proprietary information, data and experience relating to systems for the treatment and processing of animal waste, for the production of organic soils, humus, fertilizers, remediated organics and mixtures with other materials which is considered by BION to be secret and confidential and to constitute a valuable commercial asset; and,

     WHEREAS, CSF acknowledges and understands the secret and confidential nature of BION's confidential proprietary information, data and experience and has executed an agreement in which CSF has specifically agreed to maintain such information, data and experience confidential and has agreed not to use such information, data and experience in the performance of any other work for itself or others; and,

     WHEREAS, CSF has obtained the necessary governmental approval from Yuma County, Colorado, and plans to construct a facility in Yuma County Colorado with a total finishing capacity of approximately 351,000 hogs (a total of 18 units ("UNITS") where each UNIT will provide approximately 18,000 hog slots ("HOG SLOTS", where the number of HOG SLOTS in a UNIT equal the design capacity of the UNIT) make up the project (the "PROJECT")).

     WHEREAS, CSF has entered into a contract for finishing pigs to be housed in the facilities and a contract for management thereof; and,

     WHEREAS, CSF has applied for, and received preliminary approval of, financing for the PROJECT.

     NOW, THEREFORE, the PARTIES hereto do mutually agree to conduct their business relationship as follows:

1.  ENGAGEMENT  OF  BION

CSF hereby agrees to engage BION and BION hereby agrees to perform the services set forth in ATTACHMENT A related to the Bion NMS systems for the PROJECT (see Attachment A).
2.  SCOPE  OF  SERVICES

BION shall provide services, (hereinafter referred to as the "WORK"), as set forth in ATTACHMENT A in accordance with the Standard Terms and Conditions of this AGREEMENT (ATTACHMENT B). BION retains the right to alter the WORK in terms of the specific requirements of the PROJECT; provided however, if there is an additional cost caused by Bion's decision to alter the work (after construction drawings have been approved by the PARTIES), these costs shall be borne by Bion (excluding expenses associated with the drying pad) or, as may be separately negotiated, by CSF.

3.  CSF'S  RESPONSIBILITIES

A.    CSF  agrees  to:

i. Provide to BION information, including previous reports, plans, and any other data in the possession or control of CSF relative to the WORK;

ii. give prompt written notice to BION whenever CSF observes or otherwise becomes aware of any development that affects the WORK or timing of BION's services;

iii. designate a representative having authority to give instruction, receive information, define CSF's policies, and make decisions with respect to the WORK;

iv. bear at all times any and all expenses for obtaining any and all approvals and permits from public agencies or authorities (including, but not limited to, field and laboratory tests and surveys) except to the extent that future permits or regulatory approvals are required as the direct result of actions taken by employees or designates of BION;

v. bear the cost of all surveying, soils investigation, engineering, equipment, materials, and construction required to design, install and operate the Bion NMS including electrical power and equipment maintenance and replacement; provided however, that any "in house" costs of Bion for these services will not be borne by CSF absent an additional specific agreement in writing; and

vi. physically operate and maintain the Bion NMS and its associated equipment as defined in the Operations and Maintenance Manual (the "O&M Manual") prepared for each system (see ATTACHMENT A), and bear all sampling, analysis, and reporting costs for monitoring of the Bion NMS as required by the appropriate regulatory agencies.
B. CSF agrees that each Bion NMS system designed and installed under the terms of this AGREEMENT is designed for the specific use described in this AGREEMENT and its ATTACHMENTS, is designed to treat a "normal" waste and wastewater effluent that is produced by the confined animal hog raising UNITS, and is not designed for any significant change in the characteristics of the waste and wastewater delivered from the hog houses to the system. CSF agrees to notify BION in writing in advance if there will be any change from the "normal" waste and wastewater, and agrees to keep all human wastes and toxic and hazardous wastes out of the Bion NMS including but not limited to all domestic wastewater from showers, toilets, and sinks, and any needles, syringes, or any veterinary wastes (cleaners, detergents, and disinfectants approved for use in normal operation of the facility in normal quantities and/or concentrations will not be considered toxic or hazardous wastes).

4.  PERIOD  OF  PERFORMANCE

The primary term of the AGREEMENT shall be for the period beginning on the date of execution of this AGREEMENT and shall continue for a period of 15 years or the term of the financing (or any extension thereof) secured for the project, whichever is longer. Following the primary term this agreement may be renewed for three successive secondary terms of five years each as follows:
Two years prior to the end of the primary term or any secondary term, either party may decide that this agreement will not be renewed for the first (or any subsequent) secondary term. If either party does not give written notice of non-renewal to the other party on or before the date two years prior to the end of the term, this agreement will continue on the same terms for the next term.

5.  BION  COMPENSATION

A. Each site where a Bion NMS is being installed has its unique character. This requires BION to individually design the application of the Bion NMS for each site at which it is to be installed. BION's goal is to design each Bion NMS application to complement the existing site as much as practicable. BION agrees to perform the services described in Attachment A and such other activities as required by this AGREEMENT. CSF agrees to pay BION in consideration of this AGREEMENT $5.00 per HOG SLOT of capacity installed for the PROJECT (contemplated to be an aggregate sum of $1,755,000), payable as follows:

i. $250,000 on the date of the first construction draw for the PROJECT, assumed to be the date of closing of the financing for the PROJECT,
ii. $83,600 on the date of the first construction draw for each of the first 17 UNITS of the PROJECT, and,

iii. $83,800 on the date of the first construction draw for the 18th UNIT of the PROJECT.

provided, however, if BION and CSF agree on a schedule of development whereby the PROJECT is anticipated to be completed in less than 18 months, or fewer than 18 UNITS are constructed, this payment schedule shall be compressed on a ratable basis. Not withstanding any of the above, upon completion of the construction of all of the systems contemplated by this AGREEMENT, all amounts are due and payable.

B. For WORK provided by BION beyond the scope of services described in ATTACHMENT A, or for unforeseen circumstances or changes in the scope of services required by CSF, BION shall be compensated for such services as negotiated by BION and CSF.

6.  BION  NMS  SYSTEM  OPERATION  COMPENSATION  AND  PAYMENT

A. CSF agrees to pay BION monthly operation fees ("MONTHLY FEE") for start-up (after each unit is completed and ready to be occupied by pigs) and operational services as described in ATTACHMENT A as follows:

i. $1,115 per month (approximately $0.062 per HOG SLOT) upon the start-up of the first Bion NMS for the first UNIT.

ii. $1,115 per month (approximately $0.062 per HOG SLOT) for each subsequent UNIT commencing with the start-up of the Bion NMS for each such subsequent UNIT.

B. Commencing April 1 of the first year after start-up of the first Bion NMS for the first UNIT, and on April 1 of each succeeding year during the primary term of this AGREEMENT, the MONTHLY FEE (as may be previously adjusted) for that Bion NMS and all subsequently installed Bion NMS's will be increased at a rate equal to the increase in the Consumer Price Index for the previous calendar year.

7.  BIO-SOLIDS

A.        Bio-solids which are produced in the operation of  each Bion NMS are
owned  by  BION.    BION agrees to harvest, process, and remove all acceptable bio-solids  from  the  site.

B. BION reserves the right to reject all bio-solids which are contaminated with human wastes, toxic or hazardous materials including but not limited to, needles, syringes, other veterinary wastes, or other foreign material. Notice of any such rejection shall be made to CSF and their designated operator/manager as soon as possible after determination is made that there is a problem with any bio-solids. CSF agrees to harvest and remove all rejected bio-solids from the site. Harvest and disposal of such rejected bio-solids, and the costs related thereto, shall be the sole responsibility of CSF. In the event that bio-solids are rejected because of contamination, CSF shall pay BION for the royalty value of the rejected bio-solids by offset of royalties as defined in Section 7.C. Provided however, that if CSF has a requirement in its contract for operations and/or management of the facility that prohibits the contamination of bio-solids with human wastes, toxic or hazardous materials including, but not limited to, needles, syringes, other veterinary wastes, or other foreign materials then Bion agrees that it will not seek to recover any damages from CSF, but shall look solely to the manager/operator of the facility for any recovery including, but not limited to, fair market value of acceptable bio-solids for the rejected bio-solids and/or BION's hard costs associated with the rejected bio-solids. CSF will assign to Bion any and all rights CSF may have to seek damages from the manager/ operator or third parties as a result of the contamination of bio-solids.

C. On December 31 of the first full year of operation following the start up of the first Bion NMS, and on December 31 of each of the succeeding three years, BION shall pay CSF a royalty of $1.25 per HOG SLOT. For each subsequent Bion NMS installed, BION shall pay similarly calculated royalties to CSF. Commencing on December 31 of the fifth year of operation of each Bion NMS and for each succeeding year of the primary term of this AGREEMENT BION shall pay CSF an annual royalty of $0.25 per HOG SLOT. Royalty payments defined under this Section 7 C. shall be reduced on a prorated basis for any period of time that the HOG SLOTS in any UNIT are not occupied by finishing hogs (other than normal clean up time between the removal of one herd of mature hogs and the introduction of the next herd).

D. If either of the PARTIES desire to pay or receive the royalties contemplated in 7.C. above in Bion Environmental Technologies, Inc. common stock (or equivalents) or in BionSoil, the PARTIES agree to negotiate in good faith as to the quantity and price of such substitute payment.

8.  SYSTEM  OPERATION

A. CSF acknowledges that the operation of the Bion NMS systems contemplated by this AGREEMENT requires extensive knowledge concerning patented and proprietary information possessed by BION and hereby agrees that all personnel working for the company that manages the hog raising facilities for CSF will not be permitted to enter into the Bion NMS systems area without prior permission from CSF and BION.

B. BION and CSF agree to negotiate in good faith to establish a procedure (or procedures), based on modifications of the standard protocols for odor detection and evaluation presented in Section 2150 of Standard Methods for the
                                                      ------------------------
Examination  of  Water  and  Wastewater, 18th Edition published jointly by the
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American  Public  Health Association, the American Water Works Association and
---
the  Water  Environment  Federation, to evaluate the odor produced by the Bion
NMS systems installed for this PROJECT relative to the odor produced from traditional anaerobic lagoon systems for like sized hog raising facilities. Such procedures shall include actions to be taken should any of the Bion NMS systems fail an odor test, and the cure rights for CSF should such a failure occur.

9.  LIMITED  LICENSE

     In the event that BION shall cease business for any reason whatsoever during the term of the AGREEMENT and there is no successor business, CSF is hereby granted a limited license to use the technology owned by BION which is incorporated in the NMS's for the operation of the NMS's during the balance of the term of the AGREEMENT. Additionally, in such event, CSF may hire (as employees and/or consultants) persons who were formerly employed by BION to aid CSF in the operation of the NMS's.

10.    ASSIGNMENT

     BION agrees that CSF may assign its obligations hereunder to a mutually acceptable party.

11.    DUNDY  AGREEMENT

     The PARTIES agree that the existing agreement between them concerning Bion NMS facilities for approximately 660,000 hogs in Dundy County, Nebraska ("DUNDY AGREEMENT") remains in full force and effect and the PARTIES anticipate that prior to construction pursuant thereto:

     i. DUNDY AGREEMENT shall be amended to make its terms consistent with the terms of this AGREEMENT;

     ii. DUNDY AGREEMENT shall be assigned by CSF to another entity acceptable to Bion.
12.    EFFECTIVE  DATE

     This AGREEMENT sets forth all material terms and conditions between the PARTIES and shall be binding upon execution. This AGREEMENT, including all ATTACHMENTS, is subject to the Terms and Conditions (ATTACHMENT B) which are made part hereof and which CSF acknowledges that it has read. IN WITNESS WHEREOF, the PARTIES have caused this AGREEMENT to be executed this 1st day of
                                                                    ---
July,  1998.
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BION  TECHNOLOGIES,  INC.:                         CRYSTAL SPRINGS FARMS, LLC:

By:        /s/  M.  Duane  Stutzman                   By:   /s/ Michael Bowman
       ----------------------------                       --------------------

Title:        Authorized  Agent                      Title:   Authorized Agent
        -----------------------                             ------------------
     ATTACHMENT  A

     SCOPE  OF  SERVICES
     -------------------

BION  NMS

     BION has developed a patented waste management system, Bion NMS' to treat agricultural waste streams. The Bion NMS is designed to treat the waste stream from large confined animal feeding operations. It is designed to reduce odor, reuse water and provide for the removal of nutrients from the farm. The NMS is designed to stabilize and convert the nutrients in the manure into a usable form. The system consists of a series of cyclically connected components to process the waste stream of a confined animal operation into a large microbial biomass and dries it into a soil like material which can be transported off the site. A typical Bion NMS contains bioreactor, solids ecoreactor, harvesting, and drying components and may contain some or all of water storage area, polishing ecoreactor, or evaporative basin. Every Bion NMS system is as unique as the agricultural facility on which it is constructed. BION individually designs each Bion NMS to complement the existing facilities' operation while optimizing any existing components which may be usable. The Bion NMS is designed in accordance with BION system standards and in compliance with Natural Resources Conservation Service (NRCS) Standards and Specifications for waste storage lagoons.

     This AGREEMENT covers BION's participation in the CSF hog facility PROJECT. The PROJECT will provide finish capacity facilities to hold up to approximately 351,000 hogs in inventory. The PROJECT consists of eighteen
(18) UNITS where each UNIT is made up of 12 finishing buildings, with each building holding approximately 1,500 hogs. Bion NMS systems will be designed to treat the waste production of the PROJECT.

     The following describes the work to be conducted by BION for the pre-design, design, construction and operation of each Bion NMS:

1.  PRE-DESIGN

A. BION will coordinate the pre-design activities required for the design of the Bion NMS to be constructed at each UNIT. The pre-design information detailed below must be provided to BION to ensure proper design and construction of the Bion NMS.

B. BION will coordinate with CSF to obtain the site specific information required by BION to complete the individually designed Bion NMS. The information needed to complete the design is as follows: topographic survey information, geologic information, regulatory information, wetlands information, and flood prone areas information, and such other information as BION may require to design the Bion NMS systems which information will be supplied by CSF at their cost as long as such cost is reasonable.

I.      TOPOGRAPHIC  SURVEY  INFORMATION
CSF shall provide BION a topographic survey of each of the intended UNIT sites. The topographic survey provided to BION must include a survey of the site with one (1) foot contour intervals tied into a local horizontal coordinate system. The survey must be readable by AutoCAD and contain information required to conduct a cut and fill analysis. The survey should also locate any existing buildings and other landmarks needed to locate and design the Bion NMS.

II.    GEOLOGIC  INVESTIGATION
CSF shall provide to BION the geotechnical information necessary to design and construct the Bion NMS. This information is necessary to evaluate the suitability of the site by examining subsurface soils, location of bedrock and groundwater conditions. The information should contain data derived from on-site test pits.

III.  REGULATORY  INFORMATION
Prior to designing the system, BION will investigate the regulations affecting the design and construction of the Bion NMS. Regulations could include local zoning ordinances, Department of Health requirements, State environmental conservation and/or other Federal agency requirements. BION may need to identify the PROJECT location and type during various conversations with regulatory agencies.

IV.    WETLANDS  INFORMATION
During the early planning stages, BION will determine the proximity of the Bion NMS to wetlands. BION will consult with the State regulatory authorities concerning freshwater wetland regulations that may be applicable. In addition, BION will consult with USDA's Fish and Wildlife Service and the U.S. Army Corps of Engineers for wetlands under their jurisdiction.

V.      FLOOD  PRONE  AREAS
BION will check with local agencies for flood zone maps and restrictions that may be applicable. The Bion NMS must be protected from flooding so that a flood event does not cause high nutrient materials to be washed out.

2.  DESIGN

A. BION will design each site specific Bion NMS. BION will prepare the detailed design drawings and specifications necessary for preparation of construction drawings for the Bion NMS on each site. BION will prepare and present the design drawings to CSF and regulatory authorities if necessary for review and comment when the design drawings are approximately 50% complete. CSF will notify BION, in writing, of any comments in regards to the design drawings.

B. BION will coordinate with CSF consultants the final design and construction drawings required for the Bion NMS construction. BION will design the Bion NMS with due regard for the comments received from CSF during its review of the preliminary design drawings. BION will complete the design drawings based upon CSF's comments, if any. BION will provide CSF with three
(3)  copies  of  the  design  drawings  and  specifications.

C. BION will prepare and provide an engineering design report, if required, detailing all calculations and design criteria. BION will also assist in the preparation of permit applications, if required. The design will meet all applicable Governmental regulations.

3.  CONSTRUCTION  CONSULTATION

BION will provide on-site staff for the purpose of monitoring construction to ensure the proper construction of each Bion NMS in accordance with BION'S design. BION will notify CSF in writing of any failure to follow the design. BION will prepare, to the best of its ability at it's cost, a certification report detailing all Quality Control/Quality Assurance matters appropriate to Bion's standards, sampling results and as-built conditions. CSF shall be responsible for the cost of Quality Control/Quality Assurance analysis required by regulatory agencies.

4.  OPERATIONS  SUPPORT

A. BION will provide on-site operational support services during the Initial Start-up phase and Long-term operation of each Bion NMS, as long as this agreement is in effect. Bion will assist CSF in defining the environmental standards to which systems will perform and in interfacing with regulatory inquiries.

B. BION will prepare an O&M Manual for CSF to keep at each facility and refer to for specific operational information.

C. Following start-up, BION will provide an on-site technical support staff during the ongoing operation of the systems to insure that the biological processes are being managed correctly and that the systems are operating as designed. Each Bion NMS will be visited on a regularly scheduled basis, with supplemental visits on an as-needed basis. BION will perform biological evaluations of the systems and the system's components and make necessary process measurements and adjustments to ensure biodynamic stability.

D. BION will inspect and recommend to CSF any additional maintenance of all mechanical and electrical components of the system to insure proper operational control. Hydraulic flow through the system and appropriate operating levels will be maintained or adjusted as required for appropriate system functioning.

E. Bio-solids development and deposition will be monitored by Bion to assist CSF in the development of a high quality bio-solids product for harvest.

F. BION will monitor water quality throughout the systems to ensure nutrient control and reduction performance consistent with disposal and reuse.

G. This Agreement does not cover the specific responsibilities of the PARTIES regarding bio-solids harvesting, which items shall be specified at a later date.

                                 ATTACHMENT B

     STANDARD  TERMS  AND  CONDITIONS
     --------------------------------

     1.    LICENSE.  Bion NMS' is a proprietary process owned and developed by
           -------
Bion Technologies, Inc. ("BION"). It is protected by issued patents and patent applications on file with the U.S. Patent Office as well as by confidential information, data and experience regarding the Bion NMS, each and all of which are considered to be valuable proprietary technology assets to BION. The term "TECHNOLOGY", as used in this AGREEMENT, is comprised of, without limitation, the patents held by BION, secret and confidential information, data and experience regarding the Bion NMS, the specifications and drawings having been prepared specifically as to the application of BION proprietary information and know-how regarding the subject matter of this AGREEMENT, together with all information, communications and documentation provided by BION or its agents for the purpose of constructing the PROJECT contemplated by this AGREEMENT. In conjunction with this AGREEMENT, BION grants a non-exclusive license to the CSF to use the TECHNOLOGY only for the PROJECT specified ("SITE LICENSE"), under the terms and conditions set forth in this AGREEMENT for the sole purpose of construction, operation and maintenance of the Bion NMS. The SITE LICENSE provided by BION to CSF does not and shall not be construed to create a joint venture or partnership between BION and CSF. The SITE LICENSE will continue in full force and effect while the AGREEMENT between the PARTIES is in full force and effect and will automatically terminate upon termination of such AGREEMENT.

     The primary term of the AGREEMENT shall be for the period beginning on the effective date of this AGREEMENT and shall continue for a period of 15 years or the term of the financing (or any extension thereof) secured for the project, whichever is longer. Following the primary term this agreement may be renewed for three successive secondary terms of five years each as follows:
Two years prior to the end of the primary term or any secondary term, either party may decide that this agreement will not be renewed for the first (or any subsequent) secondary term. If either party does not give written notice of non-renewal to the other party on or before the date two years prior to the end of the term, this agreement will continue on the same terms for the next term. If the AGREEMENT is not renewed or is terminated for any reason, the SITE LICENSE will be revoked and each Bion NMS must be dismantled and permanently taken out of service by CSF so that it cannot be used, in whole or in part, to produce bio-solids, or any similarly produced manure by-product, for sale or other use, including use on CSF's Site.

     2.     WARRANTY.  As to any equipment and/or goods specified, recommended
            --------
or chosen by or with the assistance of BION, CSF will look solely to the manufacturer/supplier of such equipment or goods respectively for defects in such equipment or products.

     3.     LIMITATION OF LIABILITY.  Notwithstanding anything to the contrary
            -----------------------
in this AGREEMENT, it is expressly agreed that, provided the system operates as described in the attached Installation Agreement, as amended, BION will in no event be liable for any consequential or incidental damages, including lost profits, relating to or arising out of or in connection with the delivery, use or performance of the system or for any actual damages in excess of that portion of the purchase price actually paid by CSF to BION hereunder. CSF agrees that the system is designed for the specific use described in this AGREEMENT and is not designed for any significant change in the characteristics of the waste and wastewater Influent.

     4.    CONFIDENTIALITY.    CSF acknowledges and understands the secret and
           ---------------
confidential nature of BION's confidential proprietary information, data and experience (and has executed an agreement in which CSF has specifically agreed to maintain such information, data and experience confidential and has agreed not to use such information, data and experience in the performance of any other work for itself or others) and further acknowledges that the design of the system and the know-how and technical, financial and commercial information, data and experience provided by BION to build and operate the Bion NMS, are confidential in nature and proprietary to BION (collectively the "CONFIDENTIAL INFORMATION"). Without BION's prior written consent, CSF will not, directly or indirectly, disseminate or make accessible all or any portion of such CONFIDENTIAL INFORMATION to any third party, except (i) employees, contractors, and agents of CSF who have agreed to maintain the confidentiality of all CONFIDENTIAL INFORMATION to the same extent as CSF is bound hereunder, and (ii) as required by law.

     Without approval from BION, CSF will not copy, in whole or in part, the O&M Manual or any other materials containing CONFIDENTIAL INFORMATION. Upon termination of this AGREEMENT, CSF will return the O&M Manual and all CONFIDENTIAL INFORMATION to BION including all approved copies thereof.

     5.  FORCE MAJEURE.  Neither party will be liable to the other and neither
         -------------
will be deemed in default hereunder for any failure or delay caused by or arising out of the following conditions of force majeure: fire, explosion, war, riot, strike, walk-out, labor controversy, naturally occurring flood, shortage of water, power, labor, transportation facilities or necessary materials or supplies, default or failure of carriers, act of God or public enemy, any law, act or order of any court, board, government or other direct authority of competent jurisdiction, or any other direct cause (whether or not of the same character as the foregoing) beyond the reasonable control of such party.

     6.    ASSIGNMENTS.   No rights or obligations of CSF under this AGREEMENT
           -----------
may be assigned without prior written consent of BION except to a successor or assignee of all rights of CSF in and to the Site who agrees to be bound by and assume all of CSF's obligations as set forth in this AGREEMENT. This provision shall also apply to any person or entity required to sign a confidentiality/non-disclosure agreement pursuant to this AGREEMENT.

     7.    BINDING EFFECT; GOVERNING LAW.  This AGREEMENT will be binding upon
           -----------------------------
and inure to the benefit of the PARTIES hereto and their respective successors and permitted assigns. The laws of the state of Colorado, without regard to choice of law principles, shall apply to the interpretation and construction of this AGREEMENT.

     8.    SEVERABILITY.   Each provision of this AGREEMENT will be considered
           ------------
severable and if any provision of this AGREEMENT shall be invalid, illegal or unenforceable, it will not affect or impair the validity, legality or enforceability of this AGREEMENT itself, or of any other provision hereof.
     9.   REMEDIES.  CSF agrees that the remedy at law for a breach of Section
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1,  Section  4, or Section 11 of these Terms and Conditions will be inadequate and that BION will be entitled to injunctive relief for such a breach, which relief will be cumulative to other remedies and relief ordinarily available under such circumstances and will not be construed as an exclusive remedy or relief.

     10.    NOTICES.    Notices  and  other  communications  required by laws,
            -------
ordinances, rules, regulations and orders of public authorities, or permitted to be given hereunder, will be in writing, and will be deemed given to a party when delivered personally, or five (5) days after being deposited in the United States mail with sufficient postage affixed, registered or certified and return receipt requested, addressed to such party at the address below:

     To  BION  at:          Bion  Technologies,  Inc.
     555  17th  Street,  Suite  3310
Denver,  CO    80202
Attn:    Duane  Stutzman

     To  CSF  at:          Crystal  Springs  Farms,  LLC
     415  Main  Street
Wray,  CO    80758

or at any such other address or addresses as may be given by either of them to the other in writing from time to time.

     11.  INDEMNIFICATION AND HOLD HARMLESS.  CSF agrees to indemnify, defend,
          ---------------------------------
and hold harmless BION and BION's employees and agents from any claim, loss, damage, cost, expense or liability arising out of or relating to the negligence, gross negligence or willful misconduct of CSF or CSF's employees or agents in connection with any services to be performed or provided under this AGREEMENT. BION agrees to indemnify, defend, and hold harmless CSF and CSF's employees and agents from any claim, loss, damage, cost, expense or liability arising out of or relating to the negligence, gross negligence or willful misconduct of BION or BION'S employees or agents in connection with any services to be performed or provided under this AGREEMENT.

     12.    ARBITRATION.  Any claim, controversy, dispute or interpretation of
            -----------
this Agreement other than those concerning money due to BION from CSF or matters set forth at sections 1, 4 and 11 of these "Standard Terms and Conditions", that is not resolved by the Parties within 30 days shall be submitted to mediation and, if no agreement is reached within 60 days thereafter, to binding arbitration which shall be the exclusive means of resolution if, and only if, commenced within the following 30 days.